Exhibit 10.14
THIRD AMENDMENT TO LEASE
(Half Dome Building)

THIS THIRD AMENDMENT TO LEASE (the “Amendment”) is made as of the 26th day of September, 2006 (“Effective Date”), by and between Conexant Systems, Inc., a Delaware corporation (“Landlord”), and Newport Fab, LLC, a Delaware limited liability company, doing business as Jazz Semiconductor (“Tenant”), with respect to the following:

RECITALS

A. Landlord is the landlord and Tenant is the tenant pursuant to that certain written lease dated March 12, 2002, by and between Landlord, as landlord, and SpecialtySemi, Inc. (“Original Tenant”), as tenant and amended as of May 1, 2004 and December 31, 2005 (collectively, the “Lease”). The Lease covers certain premises (the “Leased Premises”) known as Building 501 and as Half Dome located at 4311 Jamboree Road, Newport Beach, California (“Building”). Tenant has succeeded to the interests of Original Tenant under the Lease.

B. Tenant’s parent, Jazz Semiconductor, Inc. (“Jazz”), and Acquicor Technology Inc. (“Acquicor”) are parties to that certain Agreement and Plan of Merger (“Merger Agreement”) dated as of the date hereof pursuant to which Jazz shall become a wholly-owned subsidiary of Acquicor.

C. Landlord and Tenant wish to modify and amend the Lease, subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follow:

1. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Lease.

2. Modifications of Lease. Section 15.1(b) of the Lease is hereby deleted in its entirety and is of no further force and effect.

3. Services and Pass-Through Costs. Landlord shall maintain, repair and replace the air conditioning, heating and ventilation system, the plumbing in restrooms, the fire life safety systems and the fire extinguishers serving the Leased Premises. Tenant shall be responsible for all other maintenance of the Leased Premises. Notwithstanding the provisions of the Lease, Tenant shall pay its pro rata share of any property taxes, security costs and all maintenance and repair costs for the Building (“Pass-Through Costs”). Tenant shall also pay for gas, electrical, sewer and water services and for janitorial and waste management and removal services for the Leased Premises, or if such services are not separately metered or provided, Tenant shall pay its pro rata share of such costs calculated on a per square foot basis, and all such costs are included within the definition of Pass-Through Costs. Tenant shall pay all Pass-Through Costs within thirty (30) days following billing from Landlord.

4. Relocation of Premises. Landlord shall have a one time right to relocate the Premises to another building located within one mile of the Leased Premises as detailed in Exhibit A attached hereto and made a part hereof, on the following terms and conditions:

(a) Landlord shall provide to Tenant not less than six (6) months advance written notice of the date of such relocation, and no such relocation shall occur within twelve (12) months following the Closing, as defined in the Merger Agreement. Tenant shall provide Landlord with written notice of the Closing within ten (10) business days after the Closing.

(b) The new premises shall be of a single, contiguous space of approximately equal size and shall contain reasonably comparable quality of finishes and function as the Leased Premises as of the time immediately prior to such relocation (including without limitation, conference room capacity) and, if necessary, shall be placed in that condition by Landlord at the cost of Landlord. Tenant shall have the use of 150 non-exclusive parking spaces contiguous to the new premises. The parties hereby agree that any existing or future building in Koll Center Newport is reasonably comparable to the Building.

(c) The physical relocation of the furniture, fixtures, equipment, signage and personal property of Tenant from the Leased Premises to the new premises shall be accomplished by Landlord at the cost of Landlord.

(d) The physical relocation of Tenant to the new premises shall take place outside of normal business hours or other mutually agreed upon time.

(e) All reasonable out-of-pocket costs incurred by Tenant in connection with such relocation, including without limitation costs incurred in changing addresses on stationery, business cards, directories, websites, advertising, postage for a distribution of such information and other related and similar items, but excluding any lost revenues or other intangible costs, shall be paid by Landlord. There shall be no abatement of rent payable under the Lease on account of Tenant’s relocation provided that if Tenant is unable to use either the Leased Premises or new premises for the conduct of its business as reasonably determined by the parties, then all rent shall be abated on a per diem basis.

(f) Base Rent for the new premises shall be equal to the Expense Rent immediately prior to such relocation. No change in Base Rent shall be made regardless of the actual measurement of the new premises or the building of which they form a part, except that On each anniversary of the date upon which Tenant commences to do business in the new premises on or following the Closing, Landlord may increase the Base Rent by three percent (3%). Tenant shall pay Pass-Through Costs for the new premises provided they do not exceed the amount Pass-Through Costs would have been for the Leased Premises during the same period.

(g) Upon Landlord’s exercise of its relocation right, the Lease shall automatically be amended to delete the last sentence of Section 7.1 and to delete Section 15.1(c) in order to permit Tenant to assign this Lease or extend the term hereof without concurrently assigning or extending the El Capitan Lease, and the El Capitan Lease shall be automatically amended to delete the last sentence of Section 7.1 therein in order to permit Tenant to assign the El Capitan Lease without concurrently assigning this Lease.

(h) The parties shall promptly execute an amendment to the Lease identifying the new premises or, if the new premises are leased by Landlord as tenant and being provided to Tenant under a sublease, then the parties shall promptly execute a sublease for the new premises which incorporates the provisions of the Lease, as modified by this Amendment.

5. Condition Precedent to Effectiveness of this Amendment. Sections 2 and 4 of this Amendment shall not be effective unless and until the Closing, as defined in the Merger Agreement, has occurred. In the event the Merger Agreement is terminated for any reason without a Closing occurring, then Sections 2 and 4 of this Amendment shall be void and of no effect.

6. Lease in Effect. Landlord and Tenant acknowledge and agree that the Lease, except as amended by this Amendment, remains unmodified and in full force and effect in accordance with its terms.

7. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the subject matter hereof and can be changed only by an instrument in writing executed by both Landlord and Tenant.

8. Conflict of Terms. In the event that there is any conflict or inconsistency between the terms and conditions of the Lease and those of this Amendment, the terms and conditions of this Amendment shall control and govern the rights and obligations of the parties.

IN WITNESS WHEREOF, the undersigned have entered into this Amendment as of the Effective Date of this Amendment.

LANDLORD:	TENANT:

Conexant Systems, Inc.,	Newport Fab, LLC, a Delaware limited
a Delaware corporation	liability company, dba Jazz Semiconductor

By: /s/ Scott Blouin	By: /s/ Shu Li

Name: Scott Blouin	Name: Shu Li

Title: CFO & SVP of Conexant	Title: President & CEO